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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Home Depot, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-58807, 333-61733, 333-38946, 333-110423, 333-56722, 333-62316, 333-62318, 333-72016, 333-125331, 333-125332) on Form S-8 and (Nos. 333-131799, 333-135280) on Form S-3 of The Home Depot, Inc. of our reports dated March 21, 2007, with respect to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of January 28, 2007 and January 29, 2006, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended January 28, 2007, management's assessment of the effectiveness of internal control over financial reporting as of January 28, 2007 and the effectiveness of internal control over financial reporting as of January 28, 2007, which reports appear in the January 28, 2007 annual report on Form 10-K of The Home Depot, Inc. Our report refers to the Company's adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective January 30, 2006, the beginning of the fiscal year ended January 28, 2007.

/s/ KPMG LLP

Atlanta, Georgia
March 29, 2007

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Consent of Independent Registered Public Accounting Firm